EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(310) 606-8922
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2018

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

SANTA ROSA, Calif. (January 28, 2019) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $10.6 million and $45.1 million, or $0.19 and $0.79 diluted earnings per common share (“EPS”), for the quarter and year ended December 31, 2018, respectively, compared to net income of $20.4 million and $69.4 million, or $0.45 and $1.62 EPS, for the same periods last year. Pre-tax, pre-provision earnings and pro forma EPS for the quarter and year ended December 31, 2018 were $15.0 million and $66.5 million, respectively, and $0.19 and $0.79, respectively, compared to $15.8 million and $61.9 million, respectively, and $0.18 and $0.88, respectively, for the same periods last year.
Pre-tax, pre-provision earnings and pro forma EPS, both non-GAAP financial measures, are presented because management believes these financial metrics provide stockholders with useful information for evaluating the profitability of the Company. In addition, management believes it enhances the comparability of the Company’s financial results by eliminating the tax differences associated with the Company’s change in tax status from a S-corporation to a C-corporation. The Company revoked its S-corporation status in December 2017. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings and pro forma EPS are provided in the tables below.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm pleased to have joined the Company and to be announcing our financial results for the quarter and year ended December 31, 2018. We finished the year with a balance sheet in excess of $6.9 billion, supported by robust growth in our loan and deposit portfolios of $1.1 billion and $1.0 billion, respectively, contributing to net interest income increasing to $31.8 million and $125.1 million for the quarter and year ended December 31, 2018. Despite a challenging interest rate environment, which has compressed our net interest margin, I'm encouraged by the resilience of our team to continue generating quality loans and retail deposit relationships, which are exemplified by the sustained improvement in the level of our nonperforming assets and the retention rates of our deposit customers. In addition, we remain one of the most efficient companies within our peer group, with an efficiency ratio of 49% for the year. I'm optimistic as we head into 2019 and believe the momentum established in 2018 will continue into the new year.”
Ms. Lagomarsino continued, “Since announcing our $15.0 million stock repurchase program in August 2018, we've purchased 173,300 of our shares at an average price of $8.62 per share, or a 16% discount to our book value. We will continue to evaluate future repurchases, as appropriate.”

Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On January 28, 2019, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on February 19, 2019 to shareholders of record as of February 8, 2019.
Net Interest Income
Net interest income for the quarter ended December 31, 2018 totaled $31.8 million compared to $31.7 million for the previous quarter and $27.6 million for the same period last year. As compared to the linked quarter, net interest income was positively impacted by growth in the average balance and yield of our loan portfolio, which increased by $171.3 million and 7 basis points and, to a lesser extent, an increase in the average balance and yield of our available for sale investment portfolio, which grew by $33.8 million and 23 basis points, respectively. These items were partially offset by a $229.7 million increase in the average balance of our deposits, as well as an increase in the cost of deposits of 19 basis points. The $4.2 million, or 15.2%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. During the quarter ended December 31, 2018, the average balance of loans increased by $1.2 billion and the yield increased by 35 basis points, compared to the same period last year. The improvement in net interest income was further enhanced by growth in the average balance and yield of our available for sale investment portfolio, which increased by $150.5 million and 84 basis points, respectively. This increase during the current quarter compared to the same period last year was partially offset by growth in the average balance of our deposits of $1.2 billion and increases in the cost of funds in connection with both our deposits and FHLB advances of 66 and 70 basis points, respectively. Net interest margin for the quarter ended December 31, 2018 was 1.88%, compared to 1.94% for the previous quarter and 2.05% for the same period last year. The decline in net interest margin from these previous periods primarily relates to our rising cost of funds which has generally outpaced the increases in yields on our interest earning assets. Our net interest spread in the fourth quarter of 2018 declined by 7 basis points and 22 basis points, respectively, compared to the previous quarter and the same period last year.
Net interest income for the year ended December 31, 2018 totaled $125.1 million compared to $110.9 million for the same period last year. The $14.2 million, or 12.8%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. During the year ended December 31, 2018, the average balance of loans increased by $795.5 million and the yield increased by 32 basis points, compared to the same period last year. The improvement in net interest income was further enhanced by growth in the average balance and yield of our available for sale investment portfolio, which increased by $102.6 million and 72 basis points, respectively. This increase was partially offset by growth in the average balance of our deposits of $869.5 million and an increase in the cost of funds in connection with both our deposits and FHLB advances of 47 and 75 basis points, respectively. Net interest margin for the year ended December 31, 2018 was 1.98% as compared to 2.05% for the year ended December 31, 2017. The 7 basis point decline primarily relates to a 12 basis point reduction in our net interest spread. As discussed above, this is the result of our rising cost of funds which has generally outpaced the increases in yields on our interest earning assets.
Noninterest Income
Noninterest income for the quarter ended December 31, 2018 totaled $1.2 million, compared to $1.0 million for the previous quarter and $1.5 million for the same period last year. The increase of $203 thousand in noninterest income, or 19.5%, for the quarter ended December 31, 2018 compared to the linked quarter ended September 30, 2018, was primarily attributable to an increase of $388 thousand due to a special FHLB dividend received during the current quarter, partially offset by a gain on sale of loans of $140 thousand during the linked quarter. The decrease of $248 thousand in noninterest income, or 16.6%, for the quarter ended December 31, 2018 compared to the quarter ended December 31, 2017, was primarily attributable to a decrease of $562 thousand in fee income related to mortgage servicing rights, partially offset by an increase due to the FHLB special dividend discussed above.
Noninterest income for the year ended December 31, 2018 totaled $4.1 million, compared to $7.5 million for the year ended December 31, 2017. The decrease of $3.4 million, or 45.0%, was primarily attributable to the gain on sale of loans related to the Company's multifamily loan securitization in September 2017. During the year ended December 31, 2017, the Company recognized gains in connection with the sale of loans of $3.3 million.
Noninterest income primarily consists of FHLB stock dividends, fee income and the financial impact related to loans sold and loans held for sale.

Noninterest Expense
Noninterest expense for the quarter ended December 31, 2018 totaled $18.0 million compared to $15.1 million for the previous quarter and $13.2 million for the same period last year. Compared to the linked quarter, noninterest expense increased $2.9 million, or 19.0%, primarily due to increases of $2.0 million and $340 thousand in compensation related costs and consulting fees, respectively, primarily due to expenses incurred in connection with the Company's CEO succession plan. Compared to the same period last year, noninterest expense increased $4.7 million, or 35.9%, during the quarter ended December 31, 2018 primarily attributable to an increase of $2.9 million in compensation costs incurred related to our CEO succession plan and growth in our overall headcount, as well as an increase of $1.2 million in marketing expenses related to deposit gathering efforts. Noninterest expense for the year ended December 31, 2018 totaled $62.7 million compared to $56.5 million for the same period last year, an increase of $6.1 million, or 10.9%. As discussed above, this variance is primarily due to increases in compensation related costs and marketing expenses of $2.3 million and $2.6 million, respectively, related to costs associated with our CEO succession plan and deposit gathering efforts.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.
Balance Sheet Summary
Total assets at December 31, 2018 were $6.9 billion, an increase of $1.2 billion from December 31, 2017. The increase was primarily due to a $1.1 billion, or 21.6%, increase in loans held-for-investment and a $116.7 million, or 23.2%, increase in available for sale investment securities. Total liabilities at December 31, 2018 and 2017 were $6.4 billion and $5.2 billion, respectively. The increase of $1.2 billion, or 23.3%, was primarily attributable to growth in our deposits of $1.0 billion, or 26.6%, and an increase in FHLB advances of $153.9 million, or 15.6%, compared to December 31, 2017.
Loans
Total loans at December 31, 2018 were $6.1 billion, an increase of $1.1 billion from December 31, 2017. The increase was primarily attributable to originations of multifamily and single family residential loans. Our loan portfolio generally consists of income property loans (IPL) and single family residential (SFR) mortgage loans, which represent 62.9% and 36.9%, respectively, of our total loan portfolio.
Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans. IPL loans totaled $3.9 billion at December 31, 2018 compared to $3.0 billion at December 31, 2017. The yield on the IPL portfolio was 4.01% and 3.89%, respectively, during the quarter and year ended December 31, 2018, compared to 3.68% and 3.54%, respectively, during the same periods last year. For the quarter and year ended December 31, 2018, IPL loan originations and the corresponding weighted average coupon totaled $268.2 million and $1.2 billion, respectively, and 4.73% and 4.58%, respectively, compared to $363.2 million and $1.4 billion, respectively, and 4.07% and 4.02%, respectively, for the same periods last year. The increasing yield was caused by both a general rise in interest rates and a greater proportion of loans originated in extended and non-core geographies as compared to the prior fiscal year. Prepayment speeds within the IPL loan portfolio were 9.1% and 8.1%, respectively, for the quarter and year ended December 31, 2018, compared to 10.3% and 10.6%, respectively, during the same periods last year.
Our SFR loan portfolio generally consists of hybrid loans. SFR loans totaled $2.3 billion and $2.0 billion at December 31, 2018 and 2017, respectively. The yield on the SFR portfolio was 3.66% and 3.53%, respectively, during the quarter and year ended December 31, 2018, compared to 3.29% and 3.25%, respectively, during the same periods last year. For the quarter and year ended December 31, 2018, SFR loan originations and the corresponding weighted average coupon totaled $198.4 million and $828.9 million, respectively, and 4.69% and 4.67%, respectively, compared to $221.1 million and $726.5 million, respectively, and 3.94% and 3.96%, respectively, for the same periods last year. The increase in SFR originations during the year ended December 31, 2018 compared to the same period last year was primarily attributable to a general increase in customer demand while the increasing yield was caused by a combination of rising interest rates and a greater percentage of niche product originations. Prepayment speeds within the SFR loan portfolio were 26.4% and 24.3% during the quarter and year ended December 31, 2018, respectively, compared to 23.8% and 24.7%, respectively, during the same periods last year.
Asset Quality
Nonperforming loans totaled $2.2 million, or 0.04% of total loans, at December 31, 2018, compared to $7.0 million, or 0.14% of total loans, at December 31, 2017. There was no real estate owned at December 31, 2018 and 2017 and we have not foreclosed on any collateral since 2015. For the quarter ended December 31, 2018, loan loss provisions of $150 thousand were recorded compared to $650 thousand in the prior quarter and $1.3 million for the same period last year. The lower loan loss provision recorded during the current quarter compared to these previous periods is primarily due to the sustained performance of our loan portfolio and improving credit quality. Our allowance for loan losses to total loans was 0.56% at December 31, 2018, compared to 0.58% at September 30, 2018 and 0.60% at December 31, 2017.
During the year ended December 31, 2018, loan loss provisions of $3.6 million were recorded compared to a reversal of provisions for loan losses of $3.4 million during the same period last year. The provision for loan losses recorded during the year ended December 31, 2018 was primarily attributable to loan growth. The reversal of loan loss provisions recorded during the same period last year was due to improvements in the credit metrics of our loan portfolio.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $64.6 million at December 31, 2018 compared to $57.2 million at December 31, 2017, an increase of $7.4 million or 12.9%. The variance was primarily attributable to a $5.3 million increase in accrued interest receivable resulting from growth in our loan portfolio during the year ended December 31, 2018.
Prepaid expenses and other assets primarily consist of prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.0 billion at December 31, 2018, an increase of $1.0 billion from December 31, 2017. Retail deposits represented 82.0% of the growth, or $860.7 million, while wholesale deposits represented 18.0%, or $189.1 million. Our cost of deposits was 1.81% and 1.52%, respectively, during the quarter and year ended December 31, 2018 compared to 1.62% during the linked quarter and 1.15% and 1.05%, respectively, during the same periods last year. The change in our cost of deposits was primarily related to cost increases in our time deposit portfolio, which have been impacted by rising interest rates and competitive pricing pressures. The cost of time deposits increased to 2.16% and 1.84%, respectively, during the quarter and year ended December 31, 2018, compared to 1.38% and 1.28%, respectively, for the same periods last year.
Capital
Stockholders’ equity totaled $581.1 million, an increase of $31.4 million, or 5.7%, compared to December 31, 2017. Stockholders' equity represented 8.4% of total assets at December 31, 2018, compared to 9.6% at December 31, 2017. Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required for bank regulatory capital purposes. At December 31, 2018, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.65%, 18.43%, 18.43% and 19.33%, respectively, for the Bank, and 9.42%, 14.74%, 16.30% and 17.20%, respectively, for the Company. At December 31, 2018, the Company’s tangible stockholders' equity ratio was 8.33%.
During the quarter and year ended December 31, 2018, the Company repurchased 173,300 shares in connection with its stock repurchase program at an average cost of $8.62 per share and a total amount of $1.5 million.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $6.9 billion, total loans of $6.1 billion and total deposits of $5.0 billion as of December 31, 2018. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial lending. Currently operating in California, Oregon and Washington, from nine branches in California, one branch in Washington and nine lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.

Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” referenced in our Annual Report on Form 10-K for the year ended December 31, 2017. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2018 (unaudited)	December 31, 2017
ASSETS
Cash and cash equivalents	$91,697	$75,578
Available for sale investment securities, at fair value	619,966	503,288
Held to maturity investment securities, at amortized cost	11,860	6,921
Loans held-for-investment	6,130,630	5,041,547
Allowance for loan losses	(34,314)	(30,312)
Total loans held-for-investment, net	6,096,316	5,011,235
Federal Home Loan Bank stock	31,823	27,733
Premises and equipment, net	20,981	22,452
Prepaid expenses and other assets	64,569	57,173
Total assets	$6,937,212	$5,704,380

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,001,040	$3,951,238
Federal Home Loan Bank advances	1,143,132	989,260
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,293	94,161
Other liabilities	55,745	58,119
Total liabilities	6,356,067	5,154,635
Total stockholders' equity	581,145	549,745
Total liabilities and stockholders' equity	$6,937,212	$5,704,380

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2018 (unaudited)	September 30, 2018 (unaudited)	December 31, 2017 (unaudited)	December 31, 2018 (unaudited)	December 31, 2017
Interest and fee income:
Loans	$58,285	$55,644	$42,477	$211,835	$166,573
Investment securities	3,792	3,266	1,954	12,430	6,739
Cash and cash equivalents	614	489	192	1,792	925
Total interest income	62,691	59,399	44,623	226,057	174,237
Interest expense:
Deposits	22,970	19,650	11,285	69,112	38,813
FHLB advances	5,782	5,860	3,759	23,285	16,555
Junior subordinated deferrable interest debentures	611	600	447	2,266	1,665
Senior debt	1,577	1,577	1,578	6,307	6,309
Total interest expense	30,940	27,687	17,069	100,970	63,342
Net interest income before provision for (reversal of) loan losses	31,751	31,712	27,554	125,087	110,895
Provision for (reversal of) loan losses	150	650	1,250	3,600	(3,372)
Net interest income after provision for (reversal of) loan losses	31,601	31,062	26,304	121,487	114,267
Noninterest income	1,246	1,043	1,494	4,131	7,508
Noninterest expense	17,962	15,090	13,221	62,687	56,544
Income before provision (benefit) for income taxes	14,885	17,015	14,577	62,931	65,231
Provision (benefit) for income taxes	4,282	4,886	(5,844)	17,871	(4,153)
Net income	$10,603	$12,129	$20,421	$45,060	$69,384
Basic earnings per common share	$0.19	$0.22	$0.45	$0.80	$1.62
Diluted earnings per common share	$0.19	$0.21	$0.45	$0.79	$1.62

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
PERFORMANCE RATIOS
Return on average:
Assets	0.62%	0.73%	1.50%	0.70%	1.26%
Stockholders' equity	7.34%	8.52%	17.97%	7.96%	16.30%
Efficiency ratio (1)	54.44%	46.07%	45.51%	48.51%	47.76%
Noninterest expense to average assets	1.05%	0.91%	0.97%	0.98%	1.03%
Loan to deposit ratio	122.59%	119.86%	127.59%	122.59%	127.59%
Average stockholders' equity to average assets	8.46%	8.60%	8.32%	8.84%	7.76%
Dividend payout ratio	31.13%	27.20%	230.64%	35.43%	97.72%
PRO FORMA (1)
Actual/pro forma net income	$10,603	$12,129	$8,455	$45,060	$37,834
Actual/pro forma diluted earnings per share	$0.19	$0.21	$0.18	$0.79	$0.88
Actual/pro forma return on average:
Assets	0.62%	0.73%	0.62%	0.70%	0.69%
Stockholders' equity	7.34%	8.52%	7.44%	7.96%	8.89%
YIELDS/RATES
Yield on loans	3.88%	3.81%	3.53%	3.75%	3.43%
Yield on investments	2.39%	2.18%	1.57%	2.13%	1.41%
Yield on interest earning assets	3.71%	3.63%	3.31%	3.57%	3.22%
Cost of deposits	1.81%	1.62%	1.15%	1.52%	1.05%
Cost of borrowings	2.86%	2.81%	2.25%	2.60%	1.86%
Cost of interest bearing liabilities	2.00%	1.85%	1.38%	1.75%	1.27%
Net interest spread	1.71%	1.78%	1.93%	1.83%	1.95%
Net interest margin	1.88%	1.94%	2.05%	1.98%	2.05%
CAPITAL
Total equity to total assets	8.38%	8.54%	9.64%
Tangible stockholders' equity to tangible assets (1)	8.33%	8.49%	9.58%
Book value per share	$10.31	$10.11	$9.74
Tangible book value per share (1)	$10.25	$10.05	$9.68
ASSET QUALITY
Net recoveries	$78	$78	$78
Annualized net recoveries to average loans	0.01%	0.01%	0.01%
Nonperforming loans to total loans	0.04%	0.04%	0.14%
Nonperforming assets to total assets	0.03%	0.03%	0.12%
Allowance for loan losses to loans held-for-investment	0.56%	0.58%	0.60%
Allowance for loan losses to nonperforming loans	1585.67%	1552.89%	430.75%
LOAN COMPOSITION
Multifamily residential	$3,671,069	$3,521,456	$2,903,947
Single family residential	$2,262,811	$2,223,510	$1,983,384
Commercial real estate	$184,039	$164,185	$112,711
Construction and land	$12,611	$16,537	$41,455
Non-mortgage	$100	$100	$50
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$65,970	$70,075	$30,899
Interest bearing transaction accounts	$179,272	$173,788	$203,159
Money market deposit accounts	$1,458,365	$1,467,105	$1,474,498
Time deposits	$3,297,433	$3,232,976	$2,242,682

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$14,885	$17,015	$14,577	$62,931	$65,231
Plus: Provision for (reversal of) loan losses	150	650	1,250	3,600	(3,372)
Pre-tax, pre-provision net earnings	$15,035	$17,665	$15,827	$66,531	$61,859
Efficiency Ratio
Noninterest expense (numerator)	$17,962	$15,090	$13,221	$62,687	$56,544
Net interest income	31,751	31,712	27,554	125,087	110,895
Noninterest income	1,246	1,043	1,494	4,131	7,508
Operating revenue (denominator)	$32,997	$32,755	$29,048	$129,218	$118,403
Efficiency ratio	54.44%	46.07%	45.51%	48.51%	47.76%
Pro Forma Net Income
Income before provision for income taxes	$14,885	$17,015	$14,577	$62,931	$65,231
Actual/pro forma provision for income taxes (1)	4,282	4,886	6,122	17,871	27,397
Actual/pro forma net income (numerator)	$10,603	$12,129	$8,455	$45,060	$37,834
Pro Forma Diluted Earnings Per Share
Weighted average common shares outstanding - diluted (denominator)	56,862,277	56,864,100	45,831,743	56,825,402	42,957,936
Actual/pro forma diluted earnings per share	$0.19	$0.21	$0.18	$0.79	$0.88
Pro Forma Return on Average Assets
Actual/pro forma net income (numerator)	$10,603	$12,129	$8,455	$45,060	$37,834
Average assets (denominator)	$6,832,086	$6,619,629	$5,461,226	$6,405,931	$5,485,832
Actual/pro forma return on average assets	0.62%	0.73%	0.62%	0.70%	0.69%
Pro Forma Return on Average Stockholders' Equity
Actual/pro forma net income (numerator)	$10,603	$12,129	$8,455	$45,060	$37,834
Average stockholders' equity (denominator)	$578,033	$569,176	$454,635	$566,275	$425,698
Actual/pro forma return on average stockholders' equity	7.34%	8.52%	7.44%	7.96%	8.89%

(Dollars in thousands except per share data)	December 31, 2018	September 30, 2018	December 31, 2017
Tangible Book Value Per Share
Total assets	$6,937,212	$6,692,415	$5,704,380
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	6,933,915	6,689,118	5,701,083
Less: Total liabilities	(6,356,067)	(6,121,016)	(5,154,635)
Tangible stockholders' equity (numerator)	$577,848	$568,102	$546,448
Period end shares outstanding (denominator)	56,379,066	56,543,771	56,422,662
Tangible book value per share	$10.25	$10.05	$9.68
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$577,848	$568,102	$546,448
Tangible assets (denominator)	$6,933,915	$6,689,118	$5,701,083
Tangible stockholders' equity to tangible assets	8.33%	8.49%	9.58%

(1) For periods prior to January 1, 2018, we calculate our pro forma net income, earnings per share, return on average assets, return on average equity and return on average tangible equity by adding back our franchise S-Corporation tax to net income, and using a combined C-Corporation effective tax rate for Federal and California income taxes of 42.0%. This calculation reflects only the change in our status as an S-Corporation and does not give effect to any other transaction. For periods in 2018, our actual provision for income taxes is used for comparative purposes.